Exhibit 10.1

EXECUTION

THIRD AMENDMENT TO CREDIT AGREEMENT AND WAIVER

dated as of March 31, 2016

Among

IDENTIV, INC.,

as the Borrower,

IDONDEMAND, INC.,

as the Guarantor

and

OPUS BANK

as Lender

Re Credit Agreement dated as of March 31, 2014

THIRD AMENDMENT TO CREDIT AGREEMENT AND WAIVER

THIS THIRD AMENDMENT TO CREDIT AGREEMENT AND WAIVER dated as of March 31,

2016 (this “Amendment”) is by and among (a) IDENTIV, INC., a Delaware corporation formerly known as Identive Group, Inc. (the “Borrower”), (b) IDONDEMAND, INC., a Delaware corporation (the “Guarantor”), and (c) OPUS BANK, a California commercial bank, as Lender (“Lender”). All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the below defined Loan Agreement.

WITNESSETH:

WHEREAS, Borrower and Lender entered into that certain Credit Agreement dated as of March 31, 2014 (as amended, the “Loan Agreement”).

WHEREAS, the parties hereto wish to (a) decrease the Revolving Loan Commitment, (b) add new covenants as set forth below, (c) waive Borrower’s compliance with Section 7.11(c) (Minimum Asset Coverage Ratio) for the fiscal months ended January 31, 2016 and February 29, 2016, (d) waive Borrower’s compliance with Section 6.02(a) (Compliance Certificate) for the fiscal months ended January 31, 2016 and February 29, 2016, (e) amend said Section 7.11(c) (Minimum Asset Coverage Ratio), and (f) provide for additional Warrants and certain amendments to the existing Warrants.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Section 1. Amendment. From and after the Amendment Effective Date the Loan Agreement is hereby amended as follows:

(a) Section 1.01 of the Loan Agreement is hereby amended by deleting the definition of “Revolving Loan Commitment” in its entirety and inserting the following in lieu thereof:

““Revolving Loan Commitment” means the commitment of the Lender to make Revolving Loans in an aggregate outstanding amount not to exceed $10,000,000, as such amount may be reduced from time to time pursuant to Section 2.05.”

(b) Section 6.01(c) of the Loan Agreement is hereby amended by deleting the same in its entirety and inserting the following in lieu thereof:

“(c) as soon as available, but in any event within 20 days after the end of each calendar month, a monthly Asset Coverage Ratio Report (as required by Section 7.11(c)), a monthly cash report (as required by Section 7.11(e)), monthly accounts receivable and payable reports with agings and monthly inventory and equipment report, all in reasonable detail; and”

(c) 7.11 of the Loan Agreement is hereby amended by deleting the same in its entirety and inserting the following in lieu thereof:

“7.11 Financial Covenants.

(a) Tangible Net Worth. Permit the sum of the Consolidated Tangible Net Worth plus the amount shown on the Borrower’s current balance sheet for the 1994 Settlement Agreement to be less than the sum of $8,000,000 plus, an amount equal to 50% of the amount of any Cash proceeds from any equity or Subordinated Debt issued by the Borrower after December 1, 2015 as of the end of any fiscal quarter of the Borrower measured quarterly beginning at the end of the fiscal quarter ending December 31, 2015.

(b) Maximum Senior Leverage Ratio. Permit the Senior Leverage Ratio to be greater than 2.50 to 1.00 at all times beginning at the end of the fiscal quarter ending March 31, 2017.

(c) Minimum Asset Coverage Ratio. Permit the Asset Coverage Ratio (measured monthly beginning at the end of the first full month after the Amendment Effective Date) to be less than: (i) 0.70 to 1.00 at all times from the Amendment Effective Date through and including the fiscal month ending August 31, 2016; (ii) 0.80 to 1.00 at all times beginning at the end of the fiscal month ending August 31, 2016 through and including the fiscal month ending November 30, 2016; and (iii) 1.00 to 1.00 at all times after the fiscal month ending November 30, 2016.

(d) Minimum EBITDA. Permit Consolidated EBITDA: (i) for the fiscal quarter ending on September 30, 2016, to be less than $500,000; (ii) for the fiscal quarter ending on December 31, 2016, to be less than $1,250,000; and (iii) for each fiscal quarter thereafter, to be less than $1,500,000.

(e) Minimum Cash. Permit, at all times (and reported monthly), the Designated Deposit Account to have an unrestricted cash balance of less than $7,500,000.”

Section 2. Waiver. From and after the Amendment Effective Date, the Lender hereby waives any Default or Event of Default arising under the Credit Agreement due to the failure of the Borrower to comply with the requirements of (a) Section 7.11(c) of the Credit Agreement (Minimum Asset Coverage Ratio) with respect to the fiscal months ending January 31, 2016 and February 29, 2016, and (b) Section 6.02(a) of the Credit Agreement with respect to the fiscal months ending January 31, 2016 and February 29, 2016.

Section 3. Additional Agreements. (a) Existing Warrants. On the date hereof, Borrower agrees that it will deliver to Lender an amendment to the Warrants that (i) increases the number of shares of Common Stock covered thereby to 200,000 (the “Additional Warrants”), and (ii) revises the Exercise Price to the average closing price of Borrower’s common stock for the five (5) trading days ending on the Amendment Effective Date.

(b) New Warrants. Borrower agrees that it will deliver to Lender (effective upon the date of Lender’s written request) a common stock purchase warrant or warrants (the “New Warrants”) identical in all respects to the Warrants (other than the number of shares exercisable and the exercise price), initially exercisable for 100,000 of the same class of shares of common stock as the Warrants delivered to Lender on the Closing Date, duly executed and delivered by an authorized officer of the Borrower, on each of the following dates in the event that the outstanding principal amount of each Loan exceeds the amount corresponding to such date:

Quarter Ending	Outstanding Principal Balance Of Loans

September 30, 2016	$15,000,000

December 31, 2016	$10,000,000

March 31, 2017	$5,000,000

The exercise price of such New Warrants, if issued, shall be the average closing price of Borrower’s common stock for the five (5) trading days ending on the last trading date of the quarter with respect to which such New Warrants are issued.

(c) Amendment to Registration Rights Agreement. On the date hereof, Borrower agrees that it will deliver to Lender an amendment to the Registration Rights Agreement dated as of March 31, 2014 (the “RRA”) satisfactory in form and substance to Lender which amendment will cause the Additional Warrants and the New Warrants to be “Registrable Securities” under the RRA, which will provide that upon Lender’s request, Borrower shall promptly register such Warrants for re-sale at such time as it is eligible to do so on Form S-3 or any successor form of registration statement.

Section 4. Representations and Warranties. The Guarantor and the Borrower each hereby represents and warrants to Lender as follows:

(a) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing (or would result from the amendment of the Loan Documents contemplated hereby).

(b) The execution, delivery and performance by the Guarantor and the Borrower of this Amendment has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

(c) This Amendment and each of the other Loan Documents (as amended by this Amendment) constitute the legal, valid and binding respective obligations of the Guarantor and the Borrower, enforceable against it in accordance with their respective terms.

(d) All representations and warranties of the Guarantor and the Borrower in the Loan Documents (each as amended by this Amendment) are true and correct in all material respects as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

(e) Each of the Guarantor and the Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon Lender or any other Person.

(f) Each of the Guarantor and the Borrower’s respective obligations under the Loan Agreement, each Guaranty and under the other Loan Documents, as applicable, are not subject to any defense, counterclaim, set-off, right of recoupment, abatement or other claim.

Section 5. Continuing Effectiveness; Ratification of Loan Documents. As herein amended, each of the Loan Documents (including, without limitation, each Guaranty) shall remain in full force and effect and each of the agreements, guarantees and obligations contained therein (as amended hereby) is hereby ratified and confirmed in all respects.

Section 6. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

Section 7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

Section 8. Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

Section 9. Effectiveness. The agreements set forth herein shall become effective on the date (the “Amendment Effective Date”) when the Lender shall have (a) executed this Amendment, (b) received counterparts of this Amendment executed by Borrower and the Guarantor, and (c) payment of all reasonable fees and expenses of Lender as required by Section 9.03 of the Loan Agreement.

Section 10. Entire Agreement. This Amendment constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

IDENTIV, INC., a Delaware corporation, as the Borrower

By:	/s/ Steven Humphreys
	Name:	Steven Humphreys
	Its:	Chief Executive Officer

IDONDEMAND, INC., a Delaware corporation, as a Guarantor

By:	/s/ Steven Humphreys
Name:	Steven Humphreys
Title:	CEO, Identiv Inc. for IDOnDemand, Inc.

OPUS BANK, as Lender

By:	/s/ Kevin McBride
Kevin McBride
Senior Managing Director